Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
ENSURAPET, INC.

We hereby consent to the use in this Annual Report of ENSURAPET, INC. of our report dated April 24, 2008, for the consolidated balance sheets of ENSURAPET, INC. as of the period ended December 31, 2007 and 2006, and  the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2007; and from July 20, 2005 (inception) to December 31, 2007.

/s/ Lawrence Scharfman, CPA
Lawrence Scharfman, CPA

Boynton Beach, Florida

January 20, 2009